Power of Attorney

(Limited to Execution of Forms 4 and 5)

I, Kenneth M. Fisher, do hereby constitute and appoint Rajesh Sharma and Patrick Whitman (with full power to each of them to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by APA Corporation on Forms 4 and 5 as may be deemed advisable. I hereby ratify and confirm all that each such agent and attorney-in-fact may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by APA Corporation.

This power of attorney shall remain in full force and effect until I am no longer required to file Forms 4 and 5 with respect to changes in my beneficial ownership of securities issued by APA Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney on the 30th day of October 2024.

Kenneth M. Fisher

State of Texas

County of Harris

The foregoing Power of Attorney was acknowledged before me this 30th day of October 2024, by Kenneth M. Fisher, member of APA Corporation's board of directors.

Witness my hand and official seal.

Melissa Garcia
Notary Public, State of Texas

SEAL

MELISSA GARCIA
Notary Public, State of Texas
Comm. Expires 02-08-2028
Notary ID 126405255